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                                                                Exhibit 99(d)(6)


                ACTUATE CORPORATION 2001 SUPPLEMENTAL STOCK PLAN

                          NOTICE OF STOCK OPTION GRANT

     You have been granted the following option to purchase Common Stock of Actuate Corporation (the "Company"):

          Name of Optionee:                Name

          Total Number of Shares Granted:  TotalShares

          Type of Option:                  Nonstatutory Stock Option

          Exercise Price Per Share:        $PricePerShare

          Date of Grant:                   DateGrant

          Vesting Commencement Date:       VestDay

          Vesting Schedule:                This option becomes exercisable with
                                           respect to the first 25% of the
                                           Shares subject to this option when
                                           you complete 12 months of continuous
                                           Service from the Vesting Commencement
                                           Date and with respect to an
                                           additional 2.08333% of the Shares
                                           subject to this option when you
                                           complete each month of continuous
                                           Service thereafter.

          Expiration Date:                 ExpDate

By your signature and the signature of the Company's representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Stock Option Agreement, which is attached to and made a part of this document, and the Company's 2001 Supplemental Stock Plan.

Optionee:                           Actuate Corporation

________________________            By:__________________________________

________________________            Title:_______________________________
Print Name
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                ACTUATE CORPORATION 2001 SUPPLEMENTAL STOCK PLAN

                             STOCK OPTION AGREEMENT

Grant of Option    You have been granted an option as of the Grant Date to
                   purchase up to the number of Shares of Company Common Stock specified in the Notice of Stock Option Grant.

Tax Treatment      This option is intended to be a nonstatutory option, as
                   provided in the Notice of Stock Option Grant.

Vesting This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. No additional shares become exercisable after your service as an employee, consultant or outside director of the Company or a parent or subsidiary of the Company ("Service") has terminated for any reason.

Term This option expires in any event on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular            If your Service terminates for any reason except death or
Termination        total and permanent disability, then this option will expire on the date 3 months after your termination date. The Company determines when your Service terminates for this purpose.

Total and          If your Service terminates because of your total and
Permanent          permanent disability, then this option will expire on the
Disability         date 12 months after your termination date. The Company
                   determines when your Service terminates for this purpose. For all purposes under this Agreement, "total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

Death If you die while in Service, the option will expire on the date 12 months after the date of death.
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Change in          In the event of a Change in Control, then the vesting of this
Control option will not automatically accelerate unless this option is, in connection with the Change in Control, not to be assumed by the successor corporation (or its parent) or to be replaced with a comparable option for shares of the capital stock of the successor corporation (or its parent). The determination of option comparability will be made by the Company's Board of Directors, and its determination will be final, binding and conclusive.

                   Change in Control is defined in the Company's 2001 Supplemental Stock Plan.

Involuntary        If the option is assumed by the successor corporation (or its
Termination        parent) and you experience an Involuntary Termination within twelve months following a Change in Control, the vesting of this option will automatically accelerate so that this option will, immediately before the effective date of the Involuntary Termination, become fully exercisable for all of the shares of Common Stock at the time subject to this option and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

                   An Involuntary Termination means the termination of your Service by reason of: your involuntary dismissal or discharge by the Company for reasons other than Misconduct (as defined below), or (b) your voluntary resignation following (1) a change in your position with the Company which materially reduces your level of responsibility, (2) a reduction in your level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) or (3) a relocation of your place of employment by more than fifty
                   (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

Restrictions       The Company will not permit you to exercise this option if
on Exercise        the issuance of shares at that time would violate any law or regulation.



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Notice             When you wish to exercise this option, you must notify the
of Exercise        Company by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

                   If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

Form of Payment    When you submit your notice of exercise, you must include
                   payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

                   .  Cash or check made payable to the Company.

                   . Certificates for shares of Common Stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. However, you may not surrender the ownership of shares of Common Stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

                   . Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

                   . Irrevocable directions to pledge all or part of your option shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the loan proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by the Company.



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Withholding        You will not be allowed to exercise this option unless you
Taxes and Stock    make arrangements acceptable to the Company to pay any
Withholding        withholding taxes that may be due as a result of the option exercise. These arrangements may include withholding shares of Common Stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions       By signing this Agreement, you agree not to sell any option
on Resale          shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Transfer of        Before your death, only you may exercise this option. You
Option             cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

                   Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your option in any other way.

Employment or      Your option or this Agreement do not give you the right to be
Retention Rights   retained by the Company or a parent or subsidiary of the
                   Company in any capacity. The Company and its parents or subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder        You, or your estate or heirs, have no rights as a stockholder
Rights             of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Company's 2001
                   Supplemental Stock Plan.

Adjustments        In the event of a stock split, a stock dividend or a similar change in Common Stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Company's 2001 Supplemental Stock Plan.

Applicable Law     This Agreement will be interpreted and enforced under the
                   laws of the State of Delaware (without regard to their choice-of-law provisions).



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The Plan and     The text of the Company's 2001 Supplemental Stock Plan is
Other            incorporated in this Agreement by reference.
Agreements
                 This Agreement and the Company's 2001 Supplemental Stock Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This
                 Agreement may be amended only by another written agreement, signed by both parties.


 BY SIGNING THE NOTICE OF STOCK OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND
             CONDITIONS DESCRIBED ABOVE AND IN THE COMPANY'S 2001
                           SUPPLEMENTAL STOCK PLAN.